Exhibit B


                                VOTING AGREEMENT

         Voting Agreement, dated as of April 30, 1999 (the "Voting Agreement"), by and among The Goldman Sachs Group, Inc., a Delaware corporation ("GS Inc."), on the one hand, and The Trustees of the Estate of Bernice Pauahi Bishop, a private educational charitable trust organized under the laws of the State of Hawaii (the "Bishop Estate") and Kamehameha Activities Association, a Hawaii non-profit corporation ("Knight"), on the other hand.

         WHEREAS, pursuant to the Subscription Agreement, dated as of April 24, 1992 (the "1992 Subscription Agreement"), among the Bishop Estate, Pauahi Holdings Corporation, a Hawaii corporation ("Knight's Parent"), and Royal Hawaiian Shopping Center, Inc., a Hawaii corporation ("RHSC"), on the one hand, and The Goldman Sachs Group, L.P., a limited partnership organized under the laws of Delaware (the "Partnership"), on the other, the Bishop Estate, Knight's Parent and RHSC each delivered to the Partnership its irrevocable proxy, dated April 24, 1992, in the form of Annexes 4(a) and 4(b) to the 1992 Subscription Agreement (the "1992 Proxies");

         WHEREAS, pursuant to the Subscription Agreement, dated as of November 21, 1994 (the "1994 Subscription Agreement" and, collectively with the 1992 Subscription Agreement, as amended by the letter agreement, dated March 15, 1999 of which this Voting Agreement is Annex B, the "Subscription Agreements"), among the Bishop Estate, Knight's Parent and RHSC, on the one hand, and the Partnership, on the other, the Bishop Estate, Knight's Parent and RHSC each delivered to the Partnership its irrevocable proxy, dated November 21, 1994, in the form of Annexes 4(a) and 4(b) to the 1994 Subscription Agreement (the "1994 Proxies" and, collectively with the 1992 Proxies, the "Proxies");

         WHEREAS, on July 15, 1998, RHSC was merged with and into Knight's Parent and Knight's Parent assumed all of the rights and obligations of RHSC, including RHSC's obligations under the Subscription Agreements, the Proxies and the Memorandum of Agreement (defined below);

         WHEREAS, on July 15, 1998, through a series of transfers and mergers, Knight's Parent was merged with and into its successor and Knight, pursuant to the Assumption Agreement, dated as of July 15, 1998, between Knight and RHSC for the benefit of the Partnership, Knight assumed all of the rights and obligations of RHSC and Knight's Parent under the Subscription


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Agreements, the Proxies and the Memorandum of Agreement and agreed to be bound thereby;

         WHEREAS, pursuant to a Plan of Incorporation adopted pursuant to
Article I, Section 14 of the Partnership's Amended and Restated Memorandum of Agreement, dated as of November 28, 1998 (the "Memorandum of Agreement"), GS Inc. will succeed to the business of the Partnership and, in connection therewith and pursuant to the terms of the Knight Partnership Provisions of (and as defined in) the Memorandum of Agreement and the Subscription Agreements, GS Inc. will issue securities to Knight;

         WHEREAS, the Securities are subject to the Proxies and GS Inc. is willing to terminate the Proxies in consideration of the agreements and undertakings of the Bishop Estate and Knight contained herein;

         GS Inc., the Bishop Estate and Knight hereby agree as follows:

         1. The Partnership and GS Inc., as successor to the Partnership, issuer of the securities and beneficiary of the Proxies, release each of the Bishop Estate and Knight from its Proxy.

         2. Each of the Bishop Estate and Knight agree, during the period of limited duration specified below, to vote any and all securities of GS Inc. or of any subsidiary of GS Inc. which have any voting rights, general or special (herein collectively referred to as "Securities"), and which the Bishop Estate or Knight may from time to time hold of record or beneficially own, and agree to cause any direct or indirect subsidiary of the Bishop Estate to vote any securities of GS Inc. or any subsidiary thereof that may be acquired by such subsidiary of the Bishop Estate, at any meeting of stockholders of GS Inc. or any such subsidiary (as the case may be), and to provide written consent on behalf of the Bishop Estate, Knight or any such subsidiary as to any matter as to which written consent is sought from the owners of any Securities, in each case (x) with respect to Securities of GS Inc., in the same manner as the majority of the shares of common stock held by the managing directors of GS Inc. shall be voted or consented in the vote of the stockholders of GS Inc. and (y) in the case of Securities of a subsidiary of GS Inc., in the same manner as the shares of common stock held by the immediate parent of such subsidiary shall be voted or consented. Notwithstanding the foregoing, however, this agreement shall not extend to the approval of any change or modification in (i) the Registration Rights Agreement, the Subscription Agreements or this Agreement or (ii) the material terms of any Securities


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     held by the Bishop Estate or Knight. For purposes of this Voting Agreement, the exchange, conversion or other transfer of Securities or any other securities by or on behalf of the Bishop Estate, Knight or any direct or indirect subsidiary of the Bishop Estate or Knight for other securities of GS Inc. (or any successor or assign thereof) pursuant to and in accordance with the Subscription Agreements and/or the Knight Partnership Provisions shall not be considered a change in the material terms of Securities held by the Bishop Estate or Knight.

         3. For purposes of this Voting Agreement, "Securities" includes, without limitation, any securities which have voting rights, general or special of GS Inc. or any subsidiary thereof issued to Knight pursuant to the Subscription Agreements or the "Knight Partnership Provisions" referred to in the Subscription Agreements. The provisions of this Agreement shall apply to Securities of any successor or assign of GS Inc. (except an acquirer of the business of GS Inc. as referred to in Section 6(c) of the Knight Partnership Provisions) on the terms set forth therein.

         4. This Voting Agreement shall terminate on the date of the final disposition by the Bishop Estate and Knight of any and all Securities referred to in Section 13(c) of the Subscription Agreements or the cancellation thereof.

         5. To the extent (if any) the Bishop Estate and Knight would retain under law, regardless of the agreements in paragraph 2 hereof, any residual rights inconsistent with paragraph 2 hereof, each of the Bishop Estate and Knight, in consideration of the release by the Partnership and GS Inc. of each of the Bishop Estate and Knight from its Proxy, and as agreed with (and relied on by) the Partnership and GS Inc., hereby specifically and expressly (i) waives such rights, (ii) agrees never to exercise such rights and (iii) agrees never to claim, as a complaint or a defense, or otherwise assert that this Voting Agreement is not valid or enforceable.

         6. The invalidity or unenforceability of any provisions of this Voting Agreement shall not affect the validity or enforceability of any other provision. To the extent (if any) any provision hereof is deemed invalid or unenforceable by its scope but may be made valid or enforceable by limitations thereon, the undersigned intend that this Voting Agreement shall be valid and enforceable to the fullest extent permitted by law.


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         7. (a) THIS VOTING AGREEMENT SHALL BE GOVERNED BY AND WILL BE CONSTRUED
     AND ENFORCED IN ACCORDANCE WITH AND GOVERNED BY THE LAWS OF THE STATE OF DELAWARE.

         (b) Any dispute, controversy or claim arising out of or relating to provisions of this Voting Agreement shall be finally settled by arbitration in accordance with the Arbitration Rules of the United Nations Commission on International Trade Law ("UNCITRAL") in effect on the date of this Agreement. The number of arbitrators shall be three and the Administering Authority shall be the American Arbitration Association. The tribunal shall adopt rules of procedure supplementary to the rules of UNCITRAL as it deems equitable under the circumstances. All direct costs of an arbitration proceeding under this Section, including fees and expenses of arbitration, shall be borne by the party incurring them. The place of arbitration shall be The City of New York. The arbitration shall be conducted in the English language. An award rendered by all or a majority of the arbitrators shall be final and binding, and judgment may be entered upon it in any court having jurisdiction. In no event shall this subsection be construed as conferring upon any court authority or jurisdiction to inquire into or review such award on its merits. The parties agree to exclude any right of application or appeal to the Federal, New York State and any other courts in connection with any question of law or fact arising in the course of the arbitration or with respect to any award made.

         8. All notices and other communications hereunder shall be in writing and shall be mailed by first class mail, postage prepaid, addressed (a) if to the Bishop Estate or Knight, at Kamehameha Activities Association, 567 South King Street, Suite 150, Honolulu, Hawaii 96813, Attention: President, or at such other address as Knight shall furnish to GS Inc. in writing, or
     (b) if to the Partnership or GS Inc., at 85 Broad Street, New York, New York 10004, Attention: General Counsel, or at such other address as GS Inc. shall furnish to the Bishop Estate or Knight in writing.

         9. This Voting Agreement will be binding upon and inure to the benefit of and be enforceable by the respective successors and assigns of the parties hereto; provided, that this Voting Agreement shall not be binding upon a transferee of Securities that is not affiliated with the Bishop Estate or Knight who acquired such Securities in a disposition which is permitted under the Subscription Agreements. This Voting Agreement


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     may be executed in any number of counterparts, each of which shall be an original, but all of which together shall constitute one instrument.



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


         IN WITNESS WHEREOF, the parties hereto have executed and delivered this Agreement as of the date above written.

                                    THE TRUSTEES OF THE ESTATE OF BERNICE
                                    PAUAHI BISHOP


                                    By: /s/ Richard Sung Hong Wong
                                       ----------------------------------------
                                       Richard Sung Hong Wong


                                    By: /s/ Oswald Kofoad Stender
                                       ----------------------------------------
                                       Oswald Kofoad Stender


                                    By: /s/ Henry Haalilio Peters
                                       ----------------------------------------
                                       Henry Haalilio Peters


                                    KAMEHAMEHA ACTIVITIES ASSOCIATION

                                    By: /s/ Wallace G.K. Chin
                                       ----------------------------------------
                                       Wallace G.K. Chin


                                    THE GOLDMAN SACHS GROUP, INC.

                                    By: /s/ Robert J. Katz
                                       ----------------------------------------
                                       Robert J. Katz
                                       Executive Vice President

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